May 2007	Filed pursuant to Rule 433
Dated April 25, 2007
Relating to Preliminary Pricing Supplement No. 266 dated April 24, 2007
Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities
PLUS based on the iShares® MSCI Emerging Markets Index Fund due June 20, 2008
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for leveraged exposure to the actual positive performance, investors generally forgo performance above a specified maximum payment. At maturity, an investor will receive an amount in cash that may be more than, equal to or less than the principal amount based upon the closing value of the asset at maturity.

S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10
Issue price:	$10 per PLUS (See “Commissions and issue price” below)
Pricing date:	May , 2007
Original issue date:	May , 2007 (5 business days after the pricing date)
Maturity date:	June 20, 2008
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity:

If the final share price is greater than the initial share price:
     $10 + ($10 x 300% x share percent increase)
     In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price:
     $10 x share performance factor
     This amount will be less than or equal to the stated principal amount of $10.

Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the pricing date.
Final share price:	The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.
Valuation date:	June 18, 2008, subject to postponement for certain market disruption events.
Leverage factor:	300%
Maximum payment at maturity:	$12.30 to $12.50 (123% to 125% of the stated principal amount, as determined on the pricing date)
Share performance factor:	(final share price / initial share price)
CUSIP:	61750V154
Listing:	The PLUS will not be listed on any exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to Company
	Per Note	$10.00	$0.15	$9.85
	Total	$	$	$

(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Issue price” on page 4 for further details.
(2)   For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 266 dated April 24, 2007

Prospectus Supplement dated January 25, 2006

Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Investment Overview
Performance Leveraged Upside Securities
The iShares® MSCI Emerging Markets Index Fund PLUS (the “PLUS”) can be used:

■	As an alternative to direct exposure to the shares of the iShares® MSCI Emerging Markets Index Fund that enhances returns for a certain range of price performance

■	To enhance returns and potentially outperform the shares of the iShares® MSCI Emerging Markets Index Fund in a moderately bullish scenario

■	To achieve similar levels of exposure to the shares of the iShares® MSCI Emerging Markets Index Fund as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	13 months
Upside leverage factor:	300%
Maximum payment at maturity:	$12.30 to $12.50 (123% to 125% of the stated principal amount)
Principal protection:	None

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company. iShares®, Inc. consists of numerous separate investment portfolios, including the MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

Information as of market close on April 23, 2007

Bloomberg Ticker:	EEM	52 Week High (on 04/16/06):	$124.39
Current Stock Price:	$122.51	52 Week Low (on 06/13/06):	$81.35
52 Weeks Ago:	$106.90

May 2007	Page 2

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Key Investment Rationale

This 13 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of 123% to 125% of the stated principal amount.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the shares of the iShares® MSCI Emerging Markets Index Fund.

Leverage Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the shares of the iShares® MSCI Emerging Markets Index Fund within a certain range of price performance.

Best Case Scenario	The shares of the iShares® MSCI Emerging Markets Index Fund increase in value and, at maturity, the PLUS redeem for the maximum payment at maturity, 123% to 125% of the stated principal amount.

Worst Case Scenario	The shares of the iShares® MSCI Emerging Markets Index Fund decline in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.

■	No interest payments.

■	Appreciation potential is limited by the maximum payment at maturity.

■	The PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The market price of the PLUS may be influenced by many unpredictable factors, the trading price, volatility and dividend rate of the shares of the iShares® MSCI Emerging Markets Index Fund.

■	Investing in the PLUS is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index.

■	Adjustments to the shares of the iShares® MSCI Emerging Markets Index Fund could adversely affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

■	Economic interests of the calculation agent may be potentially adverse to investors.

■	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund.

■	There are risks associated with investments in securities linked to the value of foreign equity securities.

■	The PLUS are subject to currency exchange rate risk.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

May 2007	Page 3

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Fact Sheet
The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus. At maturity, an investor will receive for each $10 stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund at maturity. The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2007	May , 2007 (5 business days after the pricing date)	June 20, 2008
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Issue price:

100% ($10 per PLUS)

The PLUS will be issued at $10 per PLUS and the agent’s commissions will be $0.15 per PLUS; provided that the price to public and the agent’s commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of PLUS will be $9.975 per PLUS and $0.125 per PLUS, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of PLUS will be $9.9625 per PLUS and $0.1125 per PLUS, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of PLUS will be $9.95 per PLUS and $0.10 per PLUS, respectively. Selling concessions allowed to dealers in connection with this offering may be reclaimed by the agent, if, within 30 days of this offering, the agent repurchases the PLUS distributed by such dealers.

Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

If the final share price is greater than the initial share price:
     $10 + leveraged upside payment
     In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price:
     $10 x share performance factor
     This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x 300% x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the pricing date.
Final share price:	The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.
Valuation date:	June 18, 2008, subject to postponement for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$12.30 to $12.50 (123% to 125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Risk factors:	Please see “Risk Factors” on page 8.

May 2007	Page 4

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

General Information
Listing:	The PLUS will not be listed on any exchange. Therefore, there may be little or no secondary market for the PLUS and you should be willing to hold the PLUS to maturity.
CUSIP:	61750V154
Tax considerations:

Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for country-regionU.S. federal income tax purposes, there is uncertainty regarding the country-regionplaceU.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, the following country-regionplaceU.S. federal income tax consequences should result.

•   A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•   Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

As discussed in the accompanying preliminary pricing supplement under “Description of PLUS – United States Federal Income Taxation - Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Potential Application of the Constructive Ownership Rule,” although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income. country-regionplaceU.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Please read the discussion under “Risk Factors – Structure Specific Risk Factors” in this document and the discussion under “Description of PLUS – United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in the shares of the iShares® MSCI Emerging Markets Index Fund, in options contracts on the shares of the iShares® MSCI Emerging Markets Index Fund or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the shares of the iShares® MSCI Emerging Markets Index Fund, and therefore the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA” in the accompanying preliminary pricing supplement
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the preliminary pricing supplement, the prospectus supplement and the prospectus for this offering.

May 2007	Page 5

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

How PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following hypothetical terms:

Stated principal amount:	$10
Leverage factor:	300%
Maximum payment at maturity:	$12.40 (124% of the stated principal amount)

■	If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 300% of the appreciation of the shares of the iShares® MSCI Emerging Markets Index Fund over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 108% of the initial share price.
-	If the shares of the iShares® MSCI Emerging Markets Index Fund appreciate 5%, the investor will receive a 15% return, or $11.50.
-	If the shares of the iShares® MSCI Emerging Markets Index Fund appreciate 8% (or more), the investor will receive the hypothetical maximum payment at maturity of 124% of the stated principal amount, or $12.40.
■	If the final share price is less than or equal to the initial share price, the investor will receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the shares of the iShares® MSCI
Emerging Markets Index Fund.
-	If the shares of the iShares® MSCI Emerging Markets Index Fund depreciate 10%, the investors would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

May 2007	Page 6

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, determined as follows:

If the final share price is greater than the initial share price, a payment at maturity equal to:

subject to a maximum payment at maturity of $12.30 to $12.50, or 123% to 125% of the stated principal amount of $10 for each PLUS,

where,

and

If the final share price is less than or equal to the initial share price, a payment at maturity equal to:

where,

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

May 2007	Page 7

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

■	PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund.

■	Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.30 to $12.50, or 123% to 125% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the price of the shares of the iShares® MSCI Emerging Markets Index Fund as of the valuation date, because the payment at maturity will be limited to 123% to 125% of the stated principal amount for each PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds approximately 107.7% to 108.3% of the initial share price.

■	Not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund. Investing in the PLUS is not equivalent to investing in the shares of the iShares ® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index.

■	The underlying shares and the MSCI Emerging Markets Index are different. The performance of the shares of the iShares® MSCI Emerging Markets Index Fund may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI Emerging Markets Index or due to other circumstances. Barclays Global Fund Advisors, which we refer to as BGFA, may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

■	Market price of the PLUS may be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price and volatility of the shares of the iShares® MSCI Emerging Markets Index Fund, dividend rate on the shares of the iShares® MSCI Emerging Markets Index Fund, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events, and the creditworthiness of the issuer.

■	Adjustments to the shares of the iShares® MSCI Emerging Markets Index Fund could adversely affect the value of the PLUS. BGFA is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Morgan Stanley Capital International Inc., which we refer to as MSCI, is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the value of the shares of the iShares® MSCI Emerging Markets Index Fund and, consequently, the value of the PLUS.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-upsor other transaction costs.

May 2007	Page 8

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

■	The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund. However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

■	Risks associated with investments in securities linked to the value of foreign equity securities. The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the shares of the iShares® MSCI Emerging Markets Index Fund have been issued by companies in various foreign countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission.

■	The PLUS are subject to currency exchange rate risk. Because the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the securities represented in the MSCI Emerging Markets Index, the value of the shares of the iShares® MSCI Emerging Markets Index Fund will be adversely affected and the payment at maturity on the PLUS may be reduced.

■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet – General Information – Tax Considerations” in this document and the discussion under “Description of PLUS – United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the placecountry-regionU.S. federal income tax consequences of investing in the PLUS. As discussed in the Tax Disclosure Sections, it is possible that the “constructive ownership” rule could apply to the PLUS, in which case a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income. In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the PLUS, the timing and character of income on the PLUS might differ from the tax treatment described in the Tax Disclosure Sections. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.

Other Risk Factors

■	The PLUS will not be listed. The PLUS will not be listed on any exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

■	Potential adverse economic interest of the calculation agent and other of our affiliates. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the shares of the iShares® MSCI Emerging Markets Index Fund and, as a result, could decrease the amount investors may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close before investors receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the PLUS.

May 2007	Page 9

PLUS Based on the iShares® MSCI Emerging Markets Index Fund

Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The underlying shares are shares of the iShares® MSCI Emerging Markets Index Fund. iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.
License Agreement between Barclays Global Investors, N.A. and Morgan Stanley. “iShares®” is a registered trademark of Barclays Global Investors, N.A. and has been licensed for use by Morgan Stanley.

Historical Information
The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 (inception of trading) through April 23, 2007. The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on April 23, 2007 was $122.51. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of the shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.

iShares® MSCI Emerging Markets Index Fund	High	Low	Dividends
(CUSIP 464287234)
2003
Second Quarter (from April 11, 2003)	40.8667	33.2333	–
Third Quarter	47.6600	40.4000	–
Fourth Quarter	54.6433	46.5000	–
2004
First Quarter	59.5067	55.1500	0.27
Second Quarter	60.6133	47.6533	–
Third Quarter	57.5000	50.8900	–
Fourth Quarter	67.2833	56.7000	0.80
2005
First Quarter	73.9500	63.6333	–
Second Quarter	73.1100	65.1000	–
Third Quarter	85.0200	71.8300	–
Fourth Quarter	89.5000	75.1500	0.99
2006
First Quarter	100.7800	91.5500	–
Second Quarter	111.1000	81.9500	–
Third Quarter	99.3000	87.6000	–
Fourth Quarter	114.6000	95.3000	–
2007
First Quarter	118.6300	105.2900	–
Second Quarter (through April 23, 2007)	124.3500	117.4500	–

May 2007	Page 10